Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS 16.9% REVENUE GROWTH AND A 56.6% INCREASE IN OPERATING INCOME FOR FISCAL 2023; DECLARES QUARTERLY CASH DIVIDEND

Green Energy Solutions net sales increase 61.7% over Q4 FY22 and 110.5% over Fiscal 2022

Fiscal 2023 Highlights

•
For fiscal 2023, net sales increased 16.9% to $262.7 million.
•
Operating income was $25.0 million for fiscal 2023, compared to $16.0 million for fiscal 2022.
•
An income tax expense of $2.7 million and Non-GAAP income tax expense* of $5.0 million for fiscal 2023. The income tax expense was reduced by a one-time $1.8 million reversal of the foreign tax credit valuation allowance and total R&D Tax Credits of $0.9 million for fiscal years 2020 through 2023, which included a one-time total of $0.6 million related to fiscal years 2020 through 2022.
•
Earnings per common share (diluted) were $1.55 and Non-GAAP earnings per common share (diluted)* were $1.39 for fiscal 2023 compared to earnings per common share (diluted) of $1.31 and Non-GAAP earnings per common share (diluted) of $1.02 for fiscal 2022.
•
Cash and investments were $25.0 million as of May 27, 2023, versus $24.6 million on February 25, 2023 and $40.5 million on May 28, 2022. The use of cash in fiscal 2023 was primarily due to higher working capital to support the Company’s growth initiatives.

Fourth Quarter Highlights

•
Net sales of $58.8 million were down 4.5% from last year’s fourth quarter driven by decreases in Power and Microwave Technologies (“PMT”) and Canvys business units. Green Energy Solutions (“GES”) net sales increased 61.7% versus the prior year’s fourth quarter.
•
Backlog totaled $160.4 million in the fourth quarter versus $175.1 million at the end of the third quarter of fiscal 2023.
•
Gross margin was 27.9% of net sales for the fourth quarter of fiscal 2023, compared to 32.7% in the prior year’s fourth quarter. The decrease was driven primarily by product mix.

•
Operating income was $1.4 million in the fourth quarter of fiscal 2023 compared to $5.0 million for the fourth quarter of fiscal 2022.
•
Income tax benefit was $2.6 million and Non-GAAP income tax benefit* was $0.2 million for the fourth quarter of fiscal 2023, versus income tax benefit of $3.5 million and Non-GAAP income tax expense* of $0.5 million in the prior year’s fourth quarter. The fourth quarter of fiscal 2023 included $0.4 million for an R&D Tax Credit for the current fiscal year and a one-time total credit of $0.6 million for fiscal years 2020 through 2022. In addition, the income tax benefit for the fourth quarter of fiscal 2023 included a one-time $1.8 million reversal of the foreign tax credit valuation allowance due to positive evidence for realizing the tax credit in the future.
•
Earnings per common share (diluted) were $0.27 and Non-GAAP earnings per common share (diluted)* were $0.11 for the fourth quarter of fiscal 2023 compared to earnings per common share (diluted) of $0.59 and Non-GAAP earnings per common share (diluted)* of $0.31 in the fourth quarter of fiscal 2022.

LaFox, IL, JULY 19, 2023: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended May 27, 2023. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Fiscal 2023 was one of the best years in our 76-year history as operating income increased year-over-year by nearly 57%, on a 16.9% increase in net sales – reflecting the power of our financial model. Sales this fiscal year were driven by growth across all strategic business units. Most notably, GES sales in fiscal 2023 grew by over 110% as we expanded our customer relationships, developed new engineered solutions for new applications, and benefited from positive industry demand,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“As expected, our fourth quarter of fiscal 2023 was challenged by a 20.8% decrease in PMT sales, primarily due to weaker demand from semiconductor wafer fab customers and partially offset by strong GES sales. While we expect the semiconductor wafer fab market to remain challenging over the next several quarters, we remain excited by the significant long-term opportunities we are pursuing across our business units to develop new products and expand our global customer base. This includes power management systems for wind turbines, electric locomotives, hydrogen power, and synthetic diamonds. We believe continued growth from our GES business will help offset the expected fiscal 2024 sales decrease in the semi-conductor wafer fabrication equipment business.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2023 decreased 4.5% to $58.8 million compared to net sales of $61.6 million in the prior year’s fourth quarter due to lower net sales in PMT, Canvys and Healthcare, partially offset by higher sales for GES. Net sales for GES increased $5.8 million or 61.7% from last year’s fourth quarter. GES combines our key technology partners and engineered solutions capabilities to design and manufacture products for the fast-growing green energy market and power management applications. PMT sales decreased $8.3 million or 20.8% from last year’s fourth quarter primarily due to lower sales of manufactured products for our semiconductor wafer fabrication equipment customers. Canvys sales decreased by $0.3 million or 3.2% primarily due to the timing of customer shipments in North America. Richardson Healthcare sales decreased $0.1 million or 2.7% due to decreases in parts and equipment sales, partially offset by higher CT tube sales.

Gross margin was 27.9% of net sales during the fourth quarter of fiscal 2023, compared to 32.7% during the fourth quarter of fiscal 2022. PMT margin decreased to 29.0% from 35.2% primarily due to product mix. GES margin decreased to 23.4% from 31.1% also due to product mix. Canvys margin increased to 32.9% from 30.7% because of product mix and lower freight costs. Healthcare gross margin increased to 23.7% in the fourth quarter of fiscal 2023 compared to 10.8% in the prior year’s fourth quarter due to improved manufacturing absorption, partially offset by increased scrap expense.

Operating expenses were $15.0 million compared to $15.2 million in the fourth quarter of fiscal 2022. The decrease in operating expenses resulted from tight expense control and lower incentive expense from significantly lower operating income, partially offset by higher salaries expense.

The Company reported operating income of $1.4 million for the fourth quarter of fiscal 2023 compared to operating income of $5.0 million in the prior year’s fourth quarter. Other income for the fourth quarter of fiscal 2023, including interest income and foreign exchange, was $0.1 million, compared to other expense of $0.2 million in the fourth quarter of fiscal 2022.

Income tax benefit was $2.6 million and Non-GAAP income tax benefit* was $0.2 million for the fourth quarter of fiscal 2023, versus an income tax benefit of $3.5 million and Non-GAAP income tax expense* of $0.5 million in the prior year’s fourth quarter. The fourth quarter of fiscal 2023 included $0.4 million for an R&D Tax Credit for the current fiscal year and a one-time total credit of $0.6 million for fiscal years 2020 through 2022. In addition, the fourth quarter of 2023 included a one-time $1.8 million income tax benefit for the reversal of the foreign tax credit valuation allowance.

Net income for the fourth quarter of fiscal 2023 was $4.1 million and Non-GAAP net income* was $1.8 million compared to net income of $8.3 million and Non-GAAP net income* of $4.3 million in the fourth quarter of fiscal 2022. Earnings per common share (diluted) were $0.27 and Non-GAAP earnings per common share (diluted)* were $0.11 in the fourth quarter of fiscal 2023 compared to earnings per common share (diluted) of $0.59 and Non-GAAP earnings per common share (diluted)* of $0.31 in the fourth quarter of fiscal 2022.

Cash and investments were $25.0 million as of May 27, 2023 versus $24.6 million on February 25, 2023 and $40.5 million on May 28, 2022. The use of cash during the fiscal year related to higher working capital to support significant sales growth. The Company invested $2.4 million during the quarter in capital expenditures primarily related to its manufacturing business and facility renovation, versus $1.0 million during the fourth quarter of fiscal 2022.

Fiscal 2023 Results

Net sales for fiscal 2023 were $262.7 million, an increase of 16.9%, compared to net sales of $224.6 million during fiscal 2022. Sales increased by $8.9 million or 5.7% for PMT, $25.0 million or 110.5% for GES, $4.1 million or 11.8% for Canvys and $0.1 million or 0.5% for Richardson Healthcare.

Gross profit increased to $83.7 million during fiscal 2023, compared to $71.7 million during fiscal 2022. As a percentage of net sales, gross margin was 31.9% of net sales during fiscal 2023, the same as during fiscal 2022.

Operating expenses increased to $58.7 million for fiscal 2023, compared to $55.7 million for fiscal 2022. The increase in operating expenses resulted from higher employee compensation and travel expenses, including additional incentives expense due to strong profitability. Operating expenses as a percentage of sales decreased to 22.4% during fiscal 2023 as compared to 24.8% during fiscal 2022.

Operating income during fiscal 2023 was $25.0 million, compared to an operating income of $16.0 million during fiscal 2022.

Other income for fiscal 2023, including interest income and foreign exchange, was less than $0.1 million, as compared to other expense of $0.2 million in fiscal 2022.

Income tax expense was $2.7 million and Non-GAAP income tax expense* was $5.0 million for fiscal 2023. The income tax benefit of $2.2 million for fiscal 2022 resulted from the $4.0 million partial reversal of the tax valuation allowance due to evidence of profitability for realizing a portion of the deferred tax assets in the future. The Non-GAAP income tax expense* for fiscal 2022 was $1.8 million.

Net income for fiscal 2023 was $22.3 million and Non-GAAP net income* was $20.0 million, versus net income of $17.9 million and Non-GAAP net income* of $13.9 million during fiscal 2022.

Earnings per common share (diluted) were $1.55 and Non-GAAP earnings per common share (diluted)* were $1.39 for fiscal 2023 compared to earnings per common share (diluted) of $1.31 and Non-GAAP earnings per common share (diluted)* of $1.02 for fiscal 2022.

*Please refer to Unaudited Reconciliation between GAAP and Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 23, 2023, to common stockholders of record as of August 4, 2023.

NON-GAAP FINANCIAL MEASURES

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “Non-GAAP income tax benefit or expense,” “Non-GAAP net income,” and “Non-GAAP earnings per common share (diluted)” (each, a Non-GAAP financial measure). Each of these Non-GAAP financial measures reflects the exclusion of a one-time tax benefit related to a reversal of a tax valuation allowance and a one-time total R&D Tax Credit from fiscal years 2020 through 2022 from the most directly comparable financial measure calculated and presented in accordance with GAAP income tax benefit or expense, GAAP net income, and GAAP earnings per common share (diluted). Detailed reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the Form 10-K.

Management believes that the disclosure of these Non-GAAP financial measures provides useful information to investors in assessing the Company’s financial performance before items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses these Non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our financial performance and when planning, forecasting and analyzing future periods. The Non-GAAP financial measures presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The Non-GAAP financial measures incorporated herein are not intended to be used as a substitute for the related GAAP measurements. The Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

On Thursday, July 20, 2023, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and fiscal 2023 results. A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on July 20, 2023, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 1, 2022, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 27, 2023	May 28, 2022
Assets
Current assets:
Cash and cash equivalents	$24,981	$35,495
Accounts receivable, less allowance of $191 and $186, respectively	30,067	29,878
Inventories, net	110,402	80,390
Prepaid expenses and other assets	2,633	2,448
Investments - current	—	5,000
Total current assets	168,083	153,211
Non-current assets:
Property, plant and equipment, net	20,823	16,961
Intangible assets, net	1,892	2,010
Lease ROU asset	2,457	3,239
Non-current deferred income taxes	4,526	4,398
Other non-current assets	267	—
Total non-current assets	29,965	26,608
Total assets	$198,048	$179,819
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,535	$23,987
Accrued liabilities	12,026	16,110
Lease liability current	1,028	1,109
Total current liabilities	36,589	41,206
Non-current liabilities:
Non-current deferred income tax liabilities	98	85
Lease liability non-current	1,429	1,915
Other non-current liabilities	612	766
Total non-current liabilities	2,139	2,766
Total liabilities	38,728	43,972
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 12,140 shares at May 27, 2023 and 11,649 shares at May 28, 2022	607	582
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,052 shares at May 27, 2023 and 2,053 shares at May 28, 2022	103	103
Preferred stock, $1.00 par value, no shares issued and outstanding	—	—
Additional paid-in-capital	70,951	66,331
Retained earnings	87,044	68,031
Accumulated other comprehensive income	615	800
Total stockholders’ equity	159,320	135,847
Total liabilities and stockholders’ equity	$198,048	$179,819

Richardson Electronics, Ltd.

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Net sales	$58,832	$61,629	$262,658	$224,620
Cost of sales	42,426	41,452	178,969	152,920
Gross profit	16,406	20,177	83,689	71,700
Selling, general and administrative expenses	15,009	15,173	58,713	55,723
Loss (gain) on disposal of assets	5	18	(7)	20
Operating income	1,392	4,986	24,983	15,957
Other (income) expense:
Investment/interest income	(116)	(44)	(295)	(80)
Foreign exchange loss (gain)	(27)	275	278	273
Other, net	(1)	(34)	(30)	5
Total other (income) expense	(144)	197	(47)	198
Income before income taxes	1,536	4,789	25,030	15,759
Income tax (benefit) provision	(2,584)	(3,494)	2,697	(2,168)
Net income	4,120	8,283	22,333	17,927
Foreign currency translation gain (loss), net of tax	525	(1,740)	(185)	(4,093)
Comprehensive income	$4,645	$6,543	$22,148	$13,834

Net income per share:
Common shares - Basic	$0.29	$0.62	$1.62	$1.35
Class B common shares - Basic	0.27	0.55	1.46	1.21
Common shares - Diluted	0.27	0.59	1.55	1.31
Class B common shares - Diluted	0.25	0.54	1.40	1.18

Weighted average number of shares:
Common shares - Basic	12,092	11,619	11,943	11,395
Class B common shares - Basic	2,052	2,053	2,052	2,080
Common shares - Diluted	12,599	12,107	12,542	11,825
Class B common shares - Diluted	2,052	2,053	2,052	2,080

Dividends per share:
Common share	$0.06	$0.06	$0.24	$0.24
Class B common share	0.05	0.05	0.22	0.22

Richardson Electronics, Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	May 27, 2023	May 28, 2022
Operating activities:
Net income	$22,333	$17,927
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	3,671	3,423
Inventory provisions	466	462
(Gain) loss on disposal of assets	(7)	20
Share-based compensation expense	936	654
Deferred income taxes	(138)	(4,042)
Change in assets and liabilities:
Accounts receivable	(363)	(6,183)
Inventories	(30,452)	(20,571)
Prepaid expenses and other assets	(519)	(228)
Accounts payable	(439)	7,671
Accrued liabilities	(4,006)	2,420
Other	319	358
Net cash (used in) provided by operating activities	(8,199)	1,911
Investing activities:
Capital expenditures	(7,378)	(3,120)
Proceeds from sale of assets	194	—
Proceeds from maturity of investments	5,000	—
Purchases of investments	—	(5,000)
Net cash (used in) provided by investing activities	(2,184)	(8,120)
Financing activities:
Proceeds from issuance of common stock	3,778	2,992
Cash dividends paid on Common and Class B Common shares	(3,320)	(3,193)
Other	(69)	(151)
Net cash provided by (used in) financing activities	389	(352)
Effect of exchange rate changes on cash and cash equivalents	(520)	(1,260)
(Decrease) increase in cash and cash equivalents	(10,514)	(7,821)
Cash and cash equivalents at beginning of period	35,495	43,316
Cash and cash equivalents at end of period	$24,981	$35,495

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the Fourth Quarter and Fiscal 2023 and 2022

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q4 FY 2023		Q4 FY 2022	% Change
PMT	$31,538		$39,803	-20.8%
GES	15,321		9,475	61.7%
Canvys	9,154		9,455	-3.2%
Healthcare	2,819		2,896	-2.7%
Total	$58,832		$61,629	-4.5%

	YTD FY 2023		YTD FY 2022	% Change
PMT	$164,299		$155,445	5.7%
GES	47,596		22,611	110.5%
Canvys	39,331		35,187	11.8%
Healthcare	11,432		11,377	0.5%
Total	$262,658		$224,620	16.9%

Gross Profit
	Q4 FY 2023	% of Net Sales	Q4 FY 2022	% of Net Sales
PMT	$9,139	29.0%	$14,015	35.2%
GES	3,587	23.4%	2,946	31.1%
Canvys	3,011	32.9%	2,904	30.7%
Healthcare	669	23.7%	312	10.8%
Total	$16,406	27.9%	$20,177	32.7%

	YTD FY 2023	% of Net Sales	YTD FY 2022	% of Net Sales
PMT	$54,089	32.9%	$50,810	32.7%
GES	13,719	28.8%	7,231	32.0%
Canvys	12,375	31.5%	11,252	32.0%
Healthcare	3,506	30.7%	2,407	21.2%
Total	$83,689	31.9%	$71,700	31.9%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Fourth Quarter and Fiscal 2023 and 2022

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Income before income taxes	$1,536	$4,789	$25,030	$15,759
Income tax (benefit) provision reconciliation
Income tax (benefit) provision	$(2,584)	$(3,494)	$2,697	$(2,168)
Prior years' R&D credit	580	—	580	—
Valuation allowance reversal	1,755	4,000	1,755	4,000
Non-GAAP income tax (benefit) provision	$(249)	$506	$5,032	$1,832

Net income reconciliation
Net income	$4,120	$8,283	$22,333	$17,927
Prior years' R&D credit	580	—	580	—
Valuation allowance reversal	1,755	4,000	1,755	4,000
Non-GAAP net income	$1,785	$4,283	$19,998	$13,927

Net income per share (diluted) reconciliation
Net income per share (diluted)	$0.27	$0.59	$1.55	$1.31
VA reversal and R&D credit	0.16	0.28	0.16	0.29
Non-GAAP net income per share (diluted)	$0.11	$0.31	$1.39	$1.02